Exhibit 22.1

LIST OF SUBSIDIARY GUARANTORS

Each of the following subsidiaries of  W&T Offshore, Inc. (the “Company”) is a subsidiary guarantor with respect to the 10.75% Senior Second Lien Notes due 2029 (the “2029 Notes”) issued by the Company.

Name	State of Organization
Aquasition Energy LLC	Delaware
Aquasition LLC	Delaware
Aquasition II LLC	Delaware
Aquasition III LLC	Delaware
Aquasition IV LLC	Delaware
Aquasition V LLC	Delaware
Falcon Aero Holdco LLC	Delaware
Falcon Aero Holdings LLC	Delaware
Green Hell LLC	Delaware
Seaquester LLC	Delaware
Seaquestration LLC	Delaware
W & T Energy VI, LLC	Delaware
W & T Energy VII, LLC	Delaware